Exhibit 99.1

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7
(514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

C-Chip expects sales to Northland to reach $10 million before the end of 2004

Montreal, July 8, 2004 - C-Chip Technologies Corporation (OTCBB: CCHI) is pleased to report that under the Strategic Marketing and Distribution Agreement concluded today with Northland Auto Enterprises, Inc., the company expects minimum purchase commitments from Northland alone to reach nearly $10 million in sales before the end of 2004.

Under this scenario, C-Chip is expected to become profitable in the fall of 2004 --well ahead of internal forecasts.

Northland offers products and services to the 19,000 members of the National Auto Dealers Association, as well as 186,000 used car dealers throughout the United States. Mr. Al Lentsch, Northland founder and owner, is widely recognized in the automotive and insurance industry. Northland presently has approximately 13 sales representatives and plans to add 20 more in order to adequately represent the C-Chip line to the industry throughout the US.

Northland's sales effort will be focused on C-Chip's anti-theft system to be sold under the brand name of TheftStopper. This state of the art security system is based on wireless and RFID technology that has been acclaimed by the industry as "unbeatable" and quoted as possibly representing the ultimate solution for the auto theft problem throughout the world. C-Chip has also developed cutting edge technology tools for credit and asset tracking management. Products also covered by the "partnership" agreement include the PayMaster and Eagle families of products.

Al Lentsch: "C-Chip's star product is their anti-theft system which we will sell as the TheftStopper. This security product represents the future in theft prevention, and is well ahead of everything that's out there. TheftStopper has the potential to literally solve the car theft plague, which affects the insurance industry as well as the consumers who fund these losses--valued at over $3 billion a year. The TheftStopper, with its three point wireless cut-off units and RFID passive transponder represents a new breed of product. We foresee a mass penetration in both the automotive and retail markets."

Stephane Solis: "We could not have envisioned a better partner than Northland. Al Lentsch is close to being a legend in the industry and his endorsement is a literal guarantee of success for our products. C-Chip has a reputation for developing cutting edge products and the Northland association represents a partnership that should allow us to exceed even our most optimistic goals."

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7
(514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

About C-Chip Technologies Corporation
 C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

About Northland Auto Enterprises, Inc.
 Founded In 1990, Northland Auto Enterprises, Inc. sells and distributes a variety of dealership-friendly programs designed to make dealerships more competitive and profitable. Northland's nationally recognized Keys To A Better Dealership sales and marketing tools are currently marketed to approximately 200,000 new and used car dealers across the United States. Each of these unique, dealer focused programs must meet a stringent degree of standards before it can be offered. Among other, Northland has pioneered the highly successful Ren'T'Own program as a better alternative to the many challenges faced by Buy-Here-Pay-Here lots.

About the C-Chip TM Technology
 The C-ChipTM is a new wireless, web-based set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipTM technology offer significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com.

Contacts:
Stephane Solis, President & CEO	Al Lentsch, President
C-Chip Technologies Corporation	Northland Auto Enterprises, Inc.
514-337-2447	800-879-3433

ssolis@c-chip.com
 FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.